EXHIBIT 10.18

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (this “Amendment”) is entered into as of December 16, 2021 by and among (i) Hawaii Energy Connection, LLC, a Hawaii limited liability company, and E-Gear, LLC, a Hawaii limited liability company (each a “Seller” and together, the “Company”), (ii) Steven P. Godmere, a resident of the State of Hawaii, as representative for the Sellers (the “Seller Representative”), and (iii) Pineapple Energy LLC, a Delaware limited liability company (“Buyer”).

BACKGROUND

A.       Buyer, the Company and the Seller Representative are parties to that certain Asset Purchase Agreement, dated as of March 1, 2021 (the “Existing Agreement”).

B.       Buyer, the Company and the Seller Representative desire to amend the Existing Agreement in certain limited respects, as set forth in this Amendment.

AGREEMENT

In consideration of the foregoing and the mutual promises and covenants made herein, and of the mutual benefits to be derived here from, the parties agree as follows:

Section 1.          Termination Date. The “Termination Date” (as defined in Section 8(a)(iv) of the Existing Agreement) was August 31, 2021, and shall be amended to be March 31, 2022.

Section 2.          Additional Payment. A new Section 8(e) is hereby added to the Existing Agreement, which shall read as follows:

(e) Additional Payment. If the Closing shall not have occurred on or before the Termination Date other than as a result of termination of the Agreement to Section 8(a)(i) or Section 8(a)(ii), then, in addition to any payments owed pursuant to Section 8(c), Buyer shall pay or cause to be paid by wire transfer of immediately available funds to the Sellers a total amount equal to $250,000 to account(s) designated by the Seller Representative in writing; provided, that this amount shall be payable only if none of the Sellers or Seller Representative are in material breach of any representation, warranty, covenant or other agreement contained herein as of the Termination Date.

Section 3.         Closing Equity Consideration. Section (C) of Exhibit A of the Existing Agreement is hereby amended and restated to read in its entirety as follows:

(C) Upon execution and delivery of a joinder in the form attached as Exhibit A to the Buyer LLC Agreement, Buyer shall issue and deliver to Sellers in accordance with the Allocation Statement 6,250,000 Class B Units of Buyer (the “Closing Equity Consideration”), which in turn will provide Sellers with the right to receive (upon execution and delivery to CSI of a joinder in the form attached as Exhibit D-2 to the Merger Agreement) shares of Common Stock of the Public Company pursuant to the terms and conditions of the Merger Agreement, including the adjustment provisions therein and in the Buyer LLC Agreement relating to the trading price of the Public Company shares; provided, that Sellers may direct that 2.5% of such Closing Equity Consideration be issued and delivered to Independent Investment Bankers Corp. as designated by the Seller Representative in writing in advance of the Closing; provided further, at Sellers’ sole discretion, Sellers may elect to relinquish a portion of the Closing Equity Consideration in such amount as shall be set forth in a written notice provided by Seller Representative to Buyer not less than three (3) Business Days prior to the Closing.

Section 4.          Target Working Capital. Exhibit C of the Existing Agreement is hereby amended and restated to read in its entirety as set forth on Annex A hereto.

Section 5.          Miscellaneous.

(a)       Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to choice-of-law principles.

(b)       Entire Agreement. The Existing Agreement (including the Exhibits and Schedules thereto), as amended by this Amendment, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of the Existing Agreement, as amended by this Amendment.

(c)       Severability. If any provision, including any phrase, sentence, clause, Section or subsection, of this Amendment is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

(d)       Headings. The headings contained in this Amendment are for purposes of convenience only and shall not affect the meaning or interpretation of this Amendment.

(e)       Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Such counterparts may be executed and delivered by facsimile or other electronic means by any of the parties, and the receiving party may rely on the receipt of such document so executed and delivered as if the original had been received.

(f)       Reference to and Effect on the Existing Agreement.

(i)       Except as expressly amended hereby, all of the terms, conditions and provisions of the Existing Agreement shall remain unamended and in full force and effect in accordance with its terms, and the Existing Agreement, as amended hereby, is hereby ratified and confirmed.

(ii)       Each reference in the Existing Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference in any Transaction Document to the “Asset Purchase Agreement,” “Purchase Agreement” or words of like import that reasonably would be construed as being a reference to the Existing Agreement, in each case, shall mean and be a reference to the Existing Agreement, as amended and modified hereby.

(g)       Defined Terms. All capitalized terms used herein but undefined shall have the meanings ascribed to them in the Existing Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

BUYER:
PINEAPPLE ENERGY LLC

By:	/s/ Kyle Udseth
Name: Kyle Udseth
Title: Chief Executive Officer

SELLERS:
Hawaii Energy Connection, LLC

By:	/s/ Christopher DeBone
Name: Christopher DeBone
Title: Managing Partner

E-Gear, LLC

By:	/s/ Christopher DeBone
Name: Christopher DeBone
Title: Managing Partner

SELLER REPRESENTATIVE:

By:	/s/ Steven P. Godmere
Name: Steven P. Godmere

Signature Page to Amendment No. 1 to Asset Purchase Agreement

Annex A

Exhibit C

Working Capital

Target Working Capital shall be (i) $1,500,000 less (ii) an amount not to exceed $150,000 equal to the cash actually paid by Sellers to third-party vendors after October 1, 2021 and prior to the Closing Date for work trucks, patent renewals and other capital expenditures mutually agreed to by Seller Representative and Buyer.